Exhibit 5

EMPLOYMENT AGREEMENT

between

Mind-NRG SA	Company

Switzerland

and

Remy Luthringer	Employee

The Company and the Employee are also referred to as “Party” or “Parties”.

TABLE OF CONTENTS

1.	BEGINNING OF EMPLOYMENT			4

2.	POSITION			4
	a.	Function		4
	b.	Duties and Responsibilities		4
	c.	Work for third Parties		5

3.	PLACE OF WORK			5

4.	COMPENSATION			5
	a.	Base Salary		5
	b.	Annual Bonus		6
	c.	Option Grant		6
	d.	Benefit Programs		7
	e.	Acknowledgements of the Employee		8
		i.	Nature of Additional Payments	8
		ii.	Conditionality	8
		iii.	Deductions	8
	f.	Director and Officer Insurance (D&O)
				9
5.	EXPENSES			9

6.	WORKING TIME			9

7.	VACATION			9

8.	HOLIDAYS AND COMPELLING ABSENCE			10
	a.	Holidays		10
	b.	Compelling Absences		10

9.	TERMINATION			11
	a.	Termination		11
	b.	Termination for Valid Reasons		11
	c.	Return of Documents and Material		11
	d.	Future Cooperation		12

10.	PENSION			12

11.	ILLNESS, ACCIDENT AND DEATH			12
	a.	Medical Certificate		12
	b.	Daily Allowance Insurance		13

	c.	Medical Costs for Occupational and Non-occupational Accidents	14
	d.	Medical Costs for Illness	14

12.	INTELLECTUAL PROPERTY RIGHTS		14

13.	DATA PROTECTION AND PRIVACY		15

14.	CONFIDENTIALITY		15

15.	NON-COMPETITION AND NON-SOLICITATION		16

16.	REMEDIES AND ENFORCEABILITY		17

17.	COMPANY POLICIES AND PROCEDURES		18

18.	MISCELLANEOUS		18
	a.	Entire Agreement	18
	b.	Severability	18
	c.	Amendments	18
	d.	Governing Law and Jurisdiction	18
	e.	Notices	19
	f.	Execution	19
	g.	Counterparts	19

EMPLOYMENT AGREEMENT

1.              BEGINNING OF EMPLOYMENT

The employment relationship (the “Employment”) of the Employee created pursuant to this employment agreement (the “Employment Agreement”) starts on May 1, 2014 (the “Commencement Date”).

2.              POSITION

a.                                                        Function

The Employee shall assume the function as Executive Vice President and Head of Research and Development (R&D).

b.                                                        Duties and Responsibilities

It is understood that the duties and responsibilities arising out of the above function includes all tasks customarily or reasonably incidental to such function.

The Company may implement organisational regulations (the “Organisational Regulations”) setting out the duties and responsibilities of the Employee in further detail. The Company may change the duties and responsibilities of the Employee from time to time and may assign to the Employee any additional or new duties or responsibilities as deemed reasonable and appropriate.

The Employee will report to the Company’s President and Chief Executive Officer (“CEO”), and shall perform such duties consistent with his position as Head of Research and Development (R&D) and as may be assigned to him by the CEO.

In fulfilment of his duties, the Employee may have to act as officer, director or in any other corporate function within the Company or in direct or indirect subsidiaries, shareholders or other companies associated with the Company (the “Affiliates”, the Company and the Affiliates together the “Group”).

Upon consultation with the Employee, the Company may assign to the Employee any additional or new duties or responsibilities, consistent with his position as Head of R&D, as deemed reasonable or appropriate by the Company in the course and fulfilment of its business.

The Employee shall carefully perform all work assigned to the Employee, and loyally safeguard the Company’s legitimate interests. The Employee agrees to devote substantially all of his working time, attention and energies to the Group.

c.                                                         Work for third Parties

While he remains employed, the Employee shall not work for any third party or engage in any other business activity that is in conflict with his duties and obligations to the Group; provided, however, that, for the avoidance of doubt, he may (i) manage his passive personal investments, (ii) continue his current involvement with Index, provided it does not interfere with his duties and responsibilities on behalf of the Company, (iii) with advance written approval from the Company, serve on industry, trade, civic, charitable or non-profit corporate boards or committees, (iv) with advance written approval of the Company, serve on outside for-profit corporate boards or committees, and (v) with advance written approval, serve as a consultant to for-profit entities.

3.              PLACE OF WORK

The Employee’s principal place of work shall be in Geneva at the main office of the Company. Nevertheless, the Employee understands and agrees that he may, in the course of the Employment and where reasonably requested by the Company, be required to travel for business to other places and countries within the European Union and the United States in order to perform his obligations and duties under the Employment Agreement.

4.              COMPENSATION

a.                                                        Base Salary

The Employee shall receive an annual base salary of CHF 302,273 (the “Base Salary”) payable in twelve monthly instalments at the end of the month (in accordance with the Company’s normal payroll practice), plus any mandatory contributions for family and children allowances.

The Base Salary will be subject to review and adjustment by the Company from time to time.

b.                                                        Annual Bonus

The Employee shall be entitled to a discretionary bonus payment for each calendar year that ends during the Employment, commencing with the 2014 calendar year, with a target amount at 50% of the Base Salary paid in such calendar year (the “Annual Bonus”). The 2014 target Annual Bonus amount is CHF 160,000 and, if approved, shall not be prorated as of the Commencement Date. The targets for 2014 shall be agreed to in writing by the Employee and Company.  After 2014, the target amount of the Annual Bonus as well as the targets shall be defined in January of the respective calendar year in an agreement between the Company and the Employee. The targets for 2014 shall be agreed to in writing by the Employee and Company.

Whether to grant an Annual Bonus, and in what amount, are determinations to be made in the discretion of the Company based on a variety of factors including, but not limited to, achievement of objectives established by the Board for the Company (“Board”) and specific annual objectives for your position set by the Board or the CEO.

c.                                                         Option Grant

Provided the Employee continues to be employed by the Company on the date (the “Pricing Date”) on which the IPO is priced pursuant to a definitive agreement between the Parent and an underwriter (the “Underwriting Agreement”), the Employee will be granted on such date two, options to purchase the number of shares of common stock of the Parent,, with an exercise price per share equal to the price per share at which the Parent common stock is issued to the public in the IPO, as follows:.

•                  An option to purchase 1,546,906 shares of common stock of the Parent, fully vested at the time of grant (the “First Option”).  The number of shares of Parent common subject to the First Option shall be adjusted for any stock split, reverse stock split or other adjustment event set forth in the Plan that occurs on or prior to the Pricing Date.

•                  An option to purchase a number of shares of common stock of the Parent equal to 1 % of the fully diluted outstanding shares of common stock of the Parent expected to be outstanding on the date immediately following the IPO Closing Date (the “Second Option”).  Twenty-five percent (25%) of the shares subject to the Second Option will vest upon the Employee’s completion of the twelve month period of employment with the Company measured from November 12, 2013 and the remaining 75% of the shares subject to the Second Option will vest in a series of twelve (12) successive equal quarterly instalments upon the Employee’s completion of each additional quarter of employment with the Company over the three (3) year period thereafter.  In the case where the Company dismisses the Employee for a reason other than a termination with immediate effect with good cause as set forth in Article 337 of the Swiss Code of Obligations, then in addition to any option shares in respect of which the Second Option shall have vested, the number of option shares in which, but for such termination, the Employee would have become vested during the twelve (12)-month period measured from the date of termination shall automatically vest on such termination of employment. For purposes of the Second Option, the number of fully diluted outstanding shares of common stock of the Parent expected to be outstanding on the date immediately following the IPO Closing Date shall be equal to the sum of (i) the number of fully diluted shares of common stock of the Parent outstanding on the Pricing Date prior to execution of the Underwriting Agreement and (ii) the number of shares of common stock of the Parent to be sold in the IPO (as set forth in the Underwriting Agreement).

Each option will be granted under Parent’s equity incentive plan (the “Plan”) and will be evidenced by a standard stock option agreement (the “Option Agreement”) thereunder, and will be subject to the terms and conditions of the Option Agreement and such Plan.

“IPO” means the initial sale of the equity securities of the Parent to the public pursuant to an effective registration under the Securities Act of 1933.  “IPO Closing Date” means the closing of the IPO.  “Parent” means Minerva, Neurosciences, Inc.

d.                                                        Benefit Programs

The Employee may be given the opportunity by the Company to be eligible to participate in benefit programs that the Company/Group establishes and makes available to similarly situated employees from time to time (“Benefit Programs”), provided that the Employee is eligible under (and subject to all provisions of) the plan documents governing those programs (“Participation”). Such benefits may include participation in group medical, dental, and vision insurance programs, and term life insurance. The benefits made available by the Company/Group, and the rules, terms, and conditions for participation in such benefit plans, may be changed by the Company/Group at any time without advance notice. Any Participation is in the full discretion of the Company or the Affiliate issuing such Benefit Programs.

e.                                                         Acknowledgements of the Employee

i.                             Nature of Additional Payments

The Employee acknowledges and agrees that any entitlements granted and payments made in addition to the Base Salary, including, but not limited to any bonuses, participations, or gratuities of the Company or an Affiliate (the “Additional Payments”) are not part of the salary legally or contractually owed by the Company and are made at full discretion of the Company or the Affiliate granting such bonus, participation or gratuity, respectively. Any Additional Payments shall not create any obligation of the Company or Affiliate to make such Additional Payments in future and shall not create any right or entitlement of the Employee to such Additional Payments in future even if paid over consecutive years and without express reservation.

ii.                         Conditionality

The vesting and payment of any Additional Payments, if any, are subject to the following conditions being cumulatively fulfilled on the respective due dates:

•                  the Employment Agreement has not ended (e.g. by notice of termination issued either by the Company or the Employee, mutual agreement, retirement, death, disability or otherwise);

•                  no notice of termination has been given under this Employment Agreement by either the Employee or the Company;

•                  the Employee is not in a material breach of any of his obligations under the Employment Agreement;

iii.                     No Other Compensation

The Employee acknowledges and agrees he shall not be entitled to any other compensation or benefit of any nature from the Company except as expressly provided in this Employment Agreement.

iv.                      Deductions

From the salary (as defined by the applicable laws and regulations, which may include bonuses, allowances, participations and other benefits in addition to the Base Salary) any portions of Employee’s social security contributions (AHV (Old-age and surviving dependents insurance)/IV (Disability insurance)/EO (Wage compensation), ALV (Unemployment insurance), UV (Accidence insurance), premiums to pension schemes (cp. Regulations of the pension fund) and withholding taxes, if any, will be deducted and withheld by the Company from the payments made to the Employee.

f.                                                          Director and Officer Insurance (D&O)

D&O insurance is conducted by the Employee and the insurance premium is paid by the Company.

5.              EXPENSES

The Employee shall be entitled to lump sum expenses in the amount of CHF 17,727 per year, payable in twelve (12) monthly instalments at the end of the month, covering all out-of-pocket business expenses each not exceeding CHF 50.  Other than that, the Employee shall be entitled to reimbursement by the Company of out-of-pocket business expenses reasonably incurred by the Employee during the Employment in the performance of the Employee’s duties under this Employment Agreement exceeding CHF 50. However the reimbursement is subject to (i) the submission of relevant vouchers and receipts and (ii) the compliance with the reimbursement policies of the Company possibly established and amended from time to time. Until the Company secures benefits for its employees and provided he is employed pursuant to this Employment Agreement, Employee shall receive a reimbursement of CHF 500 per month for maintenance of health insurance.

6.              WORKING TIME

The weekly working hours for the Employee are at least 42 hours per week.

The Employee shall work extra hours and overtime, if required and to the extent such work can reasonably be expected in good faith.

The Base Salary as defined in Section 4.a hereunder includes any and all remuneration for such overtime, and the Employee shall have no entitlement to additional compensation for such overtime, whether in cash nor in kind.

7.              VACATION

The Employee is entitled to twenty-five (25) business days of vacation per calendar year.

The Company has the right to determine when the Employee shall take vacation. However, the Company shall take the Employees requests in due consideration. If the Employee requests to take vacation he shall reasonably prior to the in-tended vacation inform the responsible executive. In any event the Employee shall provide for suitable internal representation and he shall care for the ongoing service of important affairs during his vacation.

The vacation entitlement is based on one complete calendar year. For the year in which the Employment relationship begins or ends, the vacation entitlement is calculated pro rata temporis.

8.              HOLIDAYS AND COMPELLING ABSENCE

a.                                                        Holidays

On federal and cantonal Holidays the Employee is not obliged to work. The Employee is not entitled for any compensation for such holidays when such holidays are on weekends.

b.                                                        Compelling Absences

To the extent necessary or required, Employees are eligible to take time off for compelling reasons (as specified below).

Compelling Absences include, but are not limited to, the following events for which the time off as set forth below apply (stated in business days):

•	Marriage of Employee:	2 days

•	Attendance of wedding of a family
	member or close relative:	1 day

•	Birth of Employee’s child:	2 days

•	Death or illness of:

• close family member or person
	living in the same household:	3 days

	• other family member:	2 day

	• close relative or friend:	1 day

•	Moving:	1 day

•	Medical or dental care:	as required

•	Public duties:	as required

Compelling Absences do not constitute a ground for a deduction of the Employees’ entitlements to the Base Salary or vacation, unless the absence exceeds the time period as set forth above.

9.              TERMINATION

a.                                                        Termination

The Employment may be terminated by a written notice with a 6 month notice period, unless otherwise agreed in the Employment Agreement:

Upon observance of the notice period, termination shall be effective as of the end of each business day (Monday to Friday).

The Employment is being terminated automatically at the end of the month in which the Employee reaches the retirement age according to the federal law of old-age and surviving dependents insurance (AHVG).

b.                                                        Termination for Valid Reasons

The Employment Agreement may be terminated by either Party for valid reasons pursuant to Article 337 of the Swiss Code of Obligations at any time.

c.                                                         Return of Documents and Material

Upon termination of this Employment Agreement for any reason or earlier at the Company’s first request, the Employee shall return to the Company any material, all files and any documents related to the business of the Group in his possession or open to his access, including all keys, access documents, computers, laptops, mobiles, designs, customer and price lists, printed material, documents, sketches, notes, drafts as well as copies thereof, regardless whether or not the same are originally furnished by the Company, an Affiliate or third party.

If the Employee shall have made copies of any documents or information, he shall immediately destroy or delete such documents, or return them to the Company, at the Company’s discretion.

d.                                                        Future Cooperation

The Employee agrees that upon the Company’s reasonable request following the termination of the Employment, the Employee will use reasonable efforts to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company or its Affiliates, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or its Affiliates, including any proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency. The Employee will be entitled only to reimbursement for reasonable out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance.

10.       PENSION

Once the Employee becomes subject to the Swiss social security system (see Section 4.e.iii), the Employee will be participating in the Company’s pension scheme pursuant to the regulations of such pension scheme, as amended from time to time.

All contributions and premiums of the Swiss pension scheme will be split equally between the Employee and the Company.

11.       ILLNESS, ACCIDENT AND DEATH

a.                                                        Medical Certificate

If the Employee’s absence exceeds three business days, the Employee shall, as soon as practicable furnish a medical certificate. However, the Company reserves the right to demand for a medical certificate in case of any absence, irrespective of the length of the absence. The Company is entitled to ask the Employee to consult a medical examiner at the Company’s expense.

b.                                                        Daily Allowance Insurance

a.                                  Illness

If the Employee is prevented from performing the Employee’s duties due to illness (not deliberately self-inflicted by the Employee, then the Company will continue to pay the Base Salary pursuant to the collective daily allowance insurance for illness (Kranken-Taggeldversicherung) of the Company, provided that the conditions of the collective daily allowance insurance for illness are being met and that the Employee complies with the conditions of the collective daily allowance insurance for illness and with the directives of the Company. In principle, the daily allowance for illness insurance provides for the following coverage:

•                                                      During an initial waiting period of 30 days there is no insurance coverage, but 100% of the Base Salary shall be paid by the Company to the Employee, in accordance to Section 4.a.

•                                                      After the initial waiting period of 30 days, 90 % of the Base Salary will be covered for up to 720 days of absence in aggregate within any period of 900 days in total.

For the avoidance of doubt, after the initial waiting period of 30 days, any and all entitlements to compensation from the Company pursuant to Section 5 cease, including any entitlement to Additional Payments.

b.                                  Accident

If the Employee is prevented from performing the Employee’s duties due to an accident (not deliberately self-inflicted by the Employee), then the Company will continue to pay the base salary pursuant to the collective daily allowance insurance for accident (Unfall-Taggeldversicherung) of the Company, provided that the conditions of the collective daily allowance insurance for accident are being met and that the Employee complies with the conditions of the collective daily allowance insurance for accident and with the directives of the Company. In principle, the daily allowance insurance for accident provides for the following coverage:

•                                                      During an initial waiting period of 2 days there is no insurance coverage, but 100% of the Base Salary shall be paid from the Company to the Employee, in accordance to Section 4.a

•                                                      After the initial waiting period of 2 days, 90 % of the Base Salary until recovery or declaration of permanent disability.

For the avoidance of doubt, after the initial waiting period of 2 days, any and all entitlements to compensation from the Company pursuant to Section 4 cease, including any entitlement to Additional Payments.

The insurance premiums for the daily allowance insurance for occupational accident shall be paid by the Company. The insurance premiums for the daily allowance insurance for non-occupational accidents shall be paid by the Company.

c.                                                         Medical Costs for Occupational and Non-occupational Accidents

During the Employment the Employee is insured for occupational and non-occupational accidents. Premiums for occupational accident insurance and occupational sickness insurance are paid by the Company. Premiums for non-occupational accident insurance are paid by the Employee.

d.                                                        Medical Costs for Illness

The Employee is responsible to obtain a health insurance policy according to the applicable Swiss law at his own expense. The Company does not cover any medical costs of the Employee whatsoever.

12.       INTELLECTUAL PROPERTY RIGHTS

The Company is entitled to all work results and all intellectual property and all related rights created by the Employee in the course of or in connection with the employment (notwithstanding whether in pursuance or fulfilment of a contractual duty or not, whether individually or with the assistance of any other individual or entity) (“Work And Intellectual Property Rights”), and all such Work And Intellectual Property Rights vest irrevocably to the maximum extent legally possible in the Company, including the right to sue for present, past and future infringements of any of the foregoing.

This transfer and assignment of work results, intellectual property and related rights is worldwide, unlimited in time, unrestricted in scope and encompasses all rights and exploitations, whether currently known or arising in the future. To the extent certain jurisdictions do not provide for the assignability of work results or intellectual property and related rights, the Employee grants to the Company a worldwide, irrevocable, exclusive, transferable and sublicensable, royalty-free, unlimited and unrestricted license to use, modify, develop and exploit such work results, intellectual property and related rights. Compensation for the transfer of these Intellectual

Property Rights or their licensing, respectively, is included in the Base Salary according to Section 4(a).

To the extent permitted by law, the Employee agrees not to put forward any claim regarding possible moral rights in connection with any work under this section.

The Employee will, upon first demand of the Company, execute any documents, declarations, deeds of assignment or similar as may be requested by the Company for evidence or perfection of the above transfer and assignment.

In case of any inventions made during the performance of the Employment but out of the scope of the Employee’s contractual duties (which accrue with the Company pursuant to the first paragraph of this Section), the Employee shall have a right to compensation for such invention unless the Company releases such invention to the Employee.

13.       DATA PROTECTION AND PRIVACY

The Company will comply with the Swiss Data Protection Act. The Company will only collect personal data of the Employee insofar as necessary for the execution and performance of the Employment and the obligations resulting therefrom or if required to do so by law.

The Employee herewith agrees that personal data may be transferred Affiliates and further third parties within and outside of Switzerland if such transfer is required in connection with the Employment, the execution of the Employment Agreement, the performance of any obligations resulting from the Employment, the work organization of the Company or otherwise required by Swiss law or the laws of any other relevant jurisdiction. The Company shall ensure that personal data will be secured against unauthorized access if a transfer is contemplated. The Employee has the right to withdraw his consent at any time.

14.       CONFIDENTIALITY

The Employee will have access to trade secrets and other confidential and proprietary information relating to the business and operations of the Company, other group companies and their clients (“Confidential Information”). Confidential Information includes any information of the Company or its Affiliates that is not generally known by those with whom they compete and includes, by way of example and without limitation, in whatever medium, the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, machine, invention, improvement, manufacturing, sales or test data, business or financial in formation which are non-public in nature and which are treated as confidential or trade secret information by the Company. Such Confidential Information constitutes a unique and valuable asset of the Company and other group companies and their acquisition required great time and expense. The disclosure or any other use of Confidential Information, other than for the sole benefit of the Company or another group company, would be wrongful and would cause irreparable harm to the Company or an Affiliate.

Information that enters the public domain, other than through the breach of the Employee of his obligations under this Employment Agreement are no Confidential Information in the meaning of this Employment Agreement.

The Employee is under a strict duty to keep all Confidential Information strictly and permanently confidential and, accordingly, shall not during the Employment or after termination of the Employment directly or indirectly use for any purpose other than for the sole benefit of the Company or an Affiliate, or disclose or permit to be disclosed to any third person or entity, any Confidential Information without first obtaining the written consent of the responsible executive and the party concerned, if applicable, except if required to do so by law.

The Employee may not make any statement to the media, as far as he is not authorized to do so by the responsible executive.

The Company reserves the right to claim compensation for damages as well as the right to the remedy of specific performance.

15.       NON-COMPETITION AND NON-SOLICITATION

The Employee agrees that during the Employment and for a period of one year after termination of the Employment, he will not directly, indirectly, once, occasionally or professionally, under his name or under a third party name, on be-half of his own or on behalf of third parties compete with the Company or an Affiliate within the scope of research, development and commercialization of drugs to treat (i) psychiatric disorders, sleep disorders or Parkinson’s disease or (ii) any other indication for which the Company is clinically developing or commercializing a drug at the time of termination of your employment (the “Restricted Business”). It is recognized that the Restricted Business is expected to be conducted throughout the world and that more narrow geographical limitations of any nature on this non-competition and non-solicitation covenant are therefore not appropriate. This provision shall not apply in cases where the Company dismisses the Employee with regular notice as set forth in Article 335b et 335.c  of the Swiss Code of Obligations or with immediate effect without good cause as set forth in Article 337 of the Swiss Code of Obligations.

The Employee furthermore agrees that he will not participate in any way in any enterprise competing with the Company or an Affiliate, and he also agrees not to found or assist any business being active in the Restricted Business, unless otherwise provided by this Employment Agreement.

These restrictions shall not prevent the Employee from (a) accepting employment with a recognized pharmaceutical company that is not primarily engaged in a Restricted Business, provided that the services of the Employee for any such entity do not primarily relate to any Restricted Business in which such entity may be engaged and/or (b) holding five percent (5%) of the securities of any publicly traded entity.

During the Restricted Period, you agree not to, directly or indirectly, whether for your own account or for the account of any other individual or entity, (i) solicit for hire or engagement, hire, or engage any individual who is employed by the Company or its Affiliates on the date of any attempted solicitation or was employed during the six month period prior thereto unless such individual had been involuntarily terminated by the Company or (ii) otherwise induce or attempt to induce any individual who is employed by Company or its Affiliates to terminate such employment

In the event the Employee breaches any of the obligations pursuant to this Section 15 a penalty of CHF 302,273 shall be owed by the Employee to the Company for any such breach. However, the payment of the penalty does not release the Employee from further complying with the respective obligation. In addition, the Company reserves the right to claim compensation for damages as well as the right to the remedy of specific performance.

16.       REMEDIES AND ENFORCEABILITY

The Employee agrees that Company and its Affiliates’ remedies at law for any breach or threatened breach by you of any of the provisions of Section 14 and/or 15 will be inadequate, and that, in addition to any other remedy to which the Company and its Affiliates may be entitled at law or in equity, the Company shall be entitled to a temporary or permanent injunction or injunctions or temporary restraining order or orders to prevent breaches of the provisions of this Section 16 and to enforce specifically the terms and provisions hereof, in each case without the need to post any security or bond. Nothing herein contained shall be construed as prohibiting the Company or its Affiliates from pursuing, in addition, any other remedies available to the Company or any Affiliate for such breach or threatened breach.

It is expressly understood and agreed that although the Parties consider the restrictions contained in Section 14 and/or 15 to be reasonable for the purpose of preserving the goodwill, proprietary rights and going concern value of the Company and its Affiliates, if a final determination is made by an arbitrator or court, as the case may be, having jurisdiction that the time or territory or any other restriction contained in Section 14 and/or 15 is an unenforceable restriction on the activities of the Employee, the provisions of Section 14 and/or 15 shall not necessarily be rendered void but shall be deemed amended to apply as to such maximum time, if any and territory, if any and to such other extent, if any, as such arbitrator or court, as the case may be, may determine to be reasonable.

17.       COMPANY POLICIES AND PROCEDURES

The Employee will at all times comply with all policies and procedures of the Company and the Company.

18.                               MISCELLANEOUS

a.                                                        Entire Agreement

This Employment Agreement constitutes the complete Employment Agreement between the Parties regarding its subject matter and supersedes all prior oral and/or written agreements, representations and/or communications, concerning the subject matter hereof.

b.                                                        Severability

Should any of the provisions of this Employment Agreement be or become legally invalid, such invalidity shall not affect the validity of the remaining other provisions. Any gap resulting from such invalidity shall be filled by a provision consistent with the spirit and purpose of the Employment Agreement.

c.                                                         Amendments

Any amendments or supplementation of this Employment Agreement shall require written form. The written form may be dispensed only in writing.

d.                                                        Governing Law and Jurisdiction

This Employment Agreement shall be construed in accordance with and governed by Swiss law (without giving effect to the principles of conflicts of law).

Any dispute, controversy or claim arising out of or in connection with this Employment Agreement, including the validity, invalidity, breach or termination thereof, and including tort claims, shall be exclusively submitted to and determined by the ordinary courts at the domicile of the defendant party or where the Employee normally performs his duties.

e.                                                         Notices

All notices and other communications provided for in this Employment Agreement shall be in writing.

f.                                                          Execution

The Parties have duly executed this Agreement in two originals.

g.                                                        Counterparts

This Employment Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

Signatures

/s/ Rogerio Vivaldi Coelho
Company	Mind-NRG

Boston, April 8, 2014	Rogerio Vivaldi Coelho
Place, date	[name]
[title] President and CEO

Place, date	[name]
[title]

Remy Luthringer

Geneva, 08 April 2014	/s/ Remy Luthringer
Place, date	[name]